   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1996



                                                      REGISTRATION NO. 333-17805

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--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       EVANS WITHYCOMBE RESIDENTIAL, INC.

             (Exact name of registrant as specified in its charter)

               MARYLAND                                 86-0766008
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                Identification Number)

                           --------------------------

                     6991 EAST CAMELBACK ROAD, SUITE A-200
                           SCOTTSDALE, ARIZONA 85251
                                 (602) 840-1040

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                STEPHEN O. EVANS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       EVANS WITHYCOMBE RESIDENTIAL, INC.
                     6991 EAST CAMELBACK ROAD, SUITE A-200
                           SCOTTSDALE, ARIZONA 85251
                                 (602) 840-1040

(Name, address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:

                             KENNETH M. DORAN, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                            LOS ANGELES, CALIFORNIA
                                   90071-3197
                                 (213) 229-7000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 1996


PROSPECTUS

                                 182,685 SHARES

   [LOGO]
                       EVANS WITHYCOMBE RESIDENTIAL, INC.
                                  COMMON STOCK

                           --------------------------

    Evans Withycombe Residential, Inc., a Maryland corporation (the "Company"), is a developer, owner and manager of multifamily apartment communities in the Southwest and operates as a self-administered and self-managed real estate investment trust (a "REIT"). The Company conducts all of its operations through Evans Withycombe Residential, L.P., a Delaware limited partnership (the "Operating Partnership"), either directly or through subsidiaries. The Company is the sole general partner and a limited partner of the Operating Partnership and as of September 30, 1996, owned an approximately 79.3% interest therein.

    This Prospectus relates to (i) the possible issuance by the Company of up to 182,685 shares (the "Exchange Shares") of Common Stock, par value $.01 per share ("Common Shares"), of the Company if, and to the extent that, holders of up to 182,685 units of limited partnership interest in the Operating Partnership ("Units") tender such Units to the Operating Partnership for redemption, and the Company elects to issue Common Shares in exchange therefor, and (ii) the offer and sale from time to time of up to 182,685 Common Shares that may be issued to such persons (the "Selling Stockholders"). The Company is registering the offer and sale by the Selling Stockholders of Exchange Shares, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

    The Company's Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "EWR." On December 10, 1996, the closing sale price of the Common Shares as reported on the NYSE was $21 7/8 per share.

    THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED AT PAGE 4 HEREIN.

    The Selling Stockholders may from time to time offer and sell the Exchange Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Exchange Shares to be made directly or through agents.

    The Company will not receive any proceeds from the issuance of the Exchange Shares or the sale of such Exchange Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Exchange Shares under Federal and state securities laws, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. The Company will acquire Units in the Operating Partnership in exchange for any Exchange Shares that the Company may issue to holders of Units pursuant to this Prospectus.

    The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Exchange Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                             THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


             The date of this Prospectus is                , 1996.

                             AVAILABLE INFORMATION

    Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to this Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), each statement being qualified in all respects by such reference and the exhibits and schedules hereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Shares are listed on the New York Stock Exchange (the "NYSE") and the reports, proxy and information statements and other information filed by the Company with the NYSE can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. The Commission maintains a website that contains reports, proxy and information statements and other information filed electronically with the Commission at http:\\www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 1-13256) pursuant to the Exchange Act are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    (2) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

    (3) the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 1, 1994;

    (4) the Company's Proxy Statement relating to the Company's 1996 Annual Meeting of Shareholders; and

    (5) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Evans Withycombe Residential, Inc., Attention: Secretary, 6991 East Camelback Road, Suite A-200, Scottsdale, Arizona 85251, telephone number: (602) 840-1040.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND THE FINANCIAL INFORMATION AND STATEMENTS APPEARING ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR AS THE CONTEXT OTHERWISE REQUIRES, (A) REFERENCES TO THE "COMPANY" SHALL INCLUDE THE COMPANY'S PREDECESSOR, EVANS WITHYCOMBE, INC., AND ITS AFFILIATES, PREDECESSORS AND PARTNERS (COLLECTIVELY, "EVANS WITHYCOMBE") AND EVANS WITHYCOMBE RESIDENTIAL, L.P. (THE "OPERATING PARTNERSHIP"), EVANS WITHYCOMBE FINANCE PARTNERSHIP, L.P. (THE "FINANCING PARTNERSHIP") AND EVANS WITHYCOMBE MANAGEMENT, INC. (THE "MANAGEMENT COMPANY"), AND (B) REFERENCES TO THE OPERATING PARTNERSHIP INCLUDE THE FINANCING PARTNERSHIP.

                                  THE COMPANY

    The Company is a developer, owner and manager of apartments in the Southwest. The Company's property portfolio consists of stabilized properties and properties under construction (a property is considered stabilized when it reaches 93% occupancy). As of September 30, 1996, the Company owned and managed 44 stabilized multifamily apartment communities located in the metropolitan Phoenix and Tucson areas, which contained a total of 11,885 apartments and four stabilized multifamily apartment communities located in the Riverside/San Bernardino, California area, which contained a total of 1,404 apartments. As of September 30, 1996, the Company was also in the process of developing or expanding six communities comprising 1,198 units in its Arizona markets. Six of these communities were new developments or expansions of existing communities owned by the Company comprising 1,198 units in its Arizona markets. The stabilized communities and the communities under construction are referred to herein collectively as the "Communities."

    In August 1994 the Company completed an initial public offering of 8,685,000 Common Shares (the "Initial Public Offering"), and subsequently completed the sale of an additional 1,302,750 Common Shares upon exercise of the underwriters' over-allotment option. Concurrently with the Initial Public Offering, the Company consummated transactions undertaken in connection with the formation of the Company to transfer the ownership of the Communities and certain development rights and the business of Evans Withycombe and other assets to the Operating Partnership (the "Formation Transactions"). Pursuant to the Formation Transactions, Common Shares or Units were issued to Messrs. Stephen O. Evans and
F. Keith Withycombe, certain affiliated entities and certain officers and employees of such entities, affiliates of Aldrich, Eastman and Waltch, L.P. ("AEW") and funds managed by an affiliate of Copley Real Estate Advisors, Inc. ("Copley"), and certain other investors (collectively, the "Original Investors").

    All of the Communities and other assets of the Company are held by, and all of the Company's operations are conducted through, the Operating Partnership (either directly or through subsidiaries). The Company is the sole general partner and also a limited partner of the Operating Partnership and, as of September 30, 1996, owned an approximately 79.3% interest therein. The remaining interests in the Operating Partnership are owned in the form of Units by the other limited partners of the Operating Partnership (the "Limited Partners"). To maintain the Company's qualifications as a REIT while realizing income from its fee management and related service business, the Company's management operations are conducted through the Management Company pursuant to the terms of management agreements with the Operating Partnership and the Financing Partnership.

    The Company was incorporated in Maryland in May 1994. The principal executive offices of the Company are located at 6991 East Camelback Road, Suite A-200, Scottsdale, Arizona 85251, telephone number: (602) 840-1040.

                                  RISK FACTORS

    Prospective investors and Limited Partners should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Common Shares offered hereby.

                TAX CONSIDERATIONS AND TAX STATUS OF THE COMPANY

    The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable period ending December 31, 1994. A REIT is a legal entity that holds real estate interests and, through its payment of dividends, is able to reduce substantially the incurrence of federal income tax at the corporate level, allowing its shareholders to participate in real estate investments without the "double taxation" of income that generally results from investment in a regular corporation. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Partnership Qualification" and "Federal Income Tax Considerations." Even if the Company continues to qualify for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.

                              REDEMPTION OF UNITS

    Commencing one year after the date of acquisition of Units, Limited Partners have the right (the "Redemption Right") to cause the Operating Partnership to redeem all or a portion of their Units for cash equal to the fair market value of an equivalent number of Common Shares at the time of such exchange, provided that the Company at its option may elect to acquire any such Units presented for redemption for the same amount of cash or Common Shares on a one-for-one basis. The Company presently anticipates that it will elect to issue the Common Shares pursuant to this Prospectus to acquire Units surrendered for redemption. Thus, the Company may from time to time issue up to 182,685 Exchange Shares upon the acquisition of the Units tendered for exchange by the Limited Partners. For the Exchange Shares that the Company issues to a Limited Partner, the Company will acquire such exchanging partner's Units. Consequently, with each exchange of Units for Exchange Shares, the Company's interest in the Operating Partnership will increase.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, PROSPECTIVE INVESTORS AND LIMITED PARTNERS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE MAKING AN INVESTMENT DECISION REGARDING THE SECURITIES OFFERED HEREBY.

TAX CONSEQUENCES OF REDEMPTION OF UNITS

    The exercise by a Limited Partner of the Redemption Right generally will be treated for tax purposes as a sale of such Units by such Limited Partner. Such a sale will be fully taxable to the Limited Partner and such Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Exchange Shares received plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The gain or loss recognized by a Limited Partner will equal the difference between the amount realized, as described in the preceding sentence, and the Limited Partner's basis in the Units surrendered. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of other property (e.g., the value of Exchange Shares) received upon such disposition. In addition, the ability of a Limited Partner to sell a substantial number of Exchange Shares in order to raise cash to pay tax liabilities associated with the redemption of Units may be restricted due to the Company's relatively low trading volume, and, as a result of fluctuations in the stock price, the price such holder receives for such shares may not equal the value of the Units at the time of redemption.

POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS

    If a Limited Partner exercises the right to require the redemption of its Units, such Limited Partner may receive, at the option of the Company, cash or Common Shares in exchange for the Units. If the Limited Partner receives cash, the Limited Partner will no longer have any interest in the Company and will not benefit from any potential increases in share price and will not receive any future distributions from the Company (unless the Limited Partner currently owns or acquires in the future additional Common Shares or Units). If the Limited Partner receives Common Shares, the Limited Partner will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. Although the nature of an investment in Common Shares is similar in certain respects to an investment in Units, there are also differences between ownership of Units and ownership of Common Shares. See "Redemption of Units--Comparison of Ownership of Units and Common Shares."

ADVERSE CONSEQUENCES OF DEBT FINANCING

    INABILITY TO SERVICE DEBT; RISKS OF REFINANCING. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Because the Company anticipates that only a portion of the principal of the Company's indebtedness will be repaid prior to maturity and the Company may not have on hand funds sufficient to repay indebtedness due at maturity, it may be necessary for the Company to refinance debt through additional debt financings or additional equity offerings. The Company's $131.0 million 7.98% mortgage financing securitized by certain Communities (the "Mortgage Loan") will mature in 2001. The Company's Credit Facility will mature in 1999 and additional outstanding mortgage indebtedness will mature between 1997 and 2001. If the Company were unable to refinance this indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the cash available for distribution. In addition, if prevailing interest rates or other factors at the time of a refinancing result in higher interest rates on refinancings, the Company's interest expenses may increase, which increase may adversely affect the Company's cash available for distribution and its ability to pay distributions to shareholders. If the Company is unable to meet its payment and other obligations, one or more of its properties could be foreclosed upon or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. See "Real Estate Investment Risks" and "--Risks of Development, Construction and Acquisition Activities."

    RISK OF RISING INTEREST RATES. As of September 30, 1996, the Company had $156.0 million of variable rate mortgage indebtedness and expects to continue draw down upon the Credit Facility with respect to continued construction financing for certain Communities. In addition, future indebtedness may also bear interest at a variable rate. Accordingly, increases in interest rates could increase the Company's interest expense, which would adversely affect the Company's cash available for distribution to shareholders.

    NO LIMITATIONS ON DEBT. As of September 30, 1996, the debt to total market capitalization ratio of the Company was approximately 42.8%. The Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash available for distribution to shareholders and could increase the risk of default on the Company's indebtedness.

    The various risks relating to debt financing and the Company's debt policies, considered in the aggregate, create a greater risk for the Company than such risks and policies considered individually.

    POTENTIAL DEFAULTS UNDER THE MORTGAGE LOAN. As of September 30, 1996, the Financing Partnership has borrowed approximately $131.0 million in principal amount under the Mortgage Loan. The payment and other obligations under the Mortgage Loan are secured by first mortgage liens on 22 Communities. If the Company fails to meet its obligations under the Mortgage Loan, the lender would be entitled to foreclose on the Communities securing such debt, which would have a material adverse effect on the Company and its ability to make expected distributions and could threaten the continued viability of the Company.

    INABILITY TO OBTAIN RELEASE OF PROPERTIES SECURING THE MORTGAGE LOAN. As stated above, repayment of the Mortgage Loan is secured by a first mortgage lien on certain Communities. The documents with respect to the Mortgage Loan contain restrictions on the ability of the Company to obtain the release of a Community securing the Mortgage Loan from the related lien. In the event the Company is unable to obtain the release of a particular Community from the Mortgage Loan, it would be unable to consummate a sale of such Community which might otherwise be in the best interests of the Company.

    RISKS WITH RESPECT TO REIT STATUS. It is a condition to the Mortgage Loan that the Financing Partnership enter into a servicing arrangement on or before the sixth anniversary of the issuance of the Mortgage Loan, as well as provide evidence of refinancing availability six months prior to the Maturity Date. Failure to enter into a service arrangement or provide evidence of refinancing availability on a timely basis will result in the lender retaining all net cash flow from the Communities securing the Mortgage Loan, which could result in a loss of REIT status for the Company. Although no assurances can be given, the Company expects to have a servicing arrangement in place and will be able to provide evidence of refinancing availability prior to these aforementioned dates.

CONFLICTS OF INTEREST

    TAX CONSEQUENCES UPON SALE OR REFINANCING OF PROPERTIES. While the Company, as the sole general partner of the Operating Partnership and the owner of the sole general partner of the Financing Partnership, has the authority as to whether and on what terms to sell or refinance an individual Community, those members of the Company's management and Board of Directors of the Company who hold Units, including Messrs. Evans, Withycombe and Berry, could potentially influence the Company not to sell or refinance the Communities, even though such sale might otherwise be financially advantageous to the Company, or may influence the Company not to refinance a Community with a high level of debt, because a sale or refinancing may result in different and more adverse tax consequences to them than to the Company.

    FAILURE TO ENFORCE TERMS OF CONTRIBUTIONS. As Original Investors and recipients of cash in the Formation Transactions, Messrs. Evans, Withycombe and Berry and the other executive officers of the Company and Mr. Azrack and Mr. O'Connor, the designees on the Board of Directors of AEW and Copley, respectively, have a conflict of interest with respect to their obligations as directors or executive officers of the Company in enforcing the terms of the agreements relating to such transactions. The failure to enforce the material terms of those agreements, particularly the indemnification provisions and the remedy provisions for breaches of representations and warranties, could result in a monetary loss to the

Company, which loss could have a material effect on the Company's financial condition or results of operations.

    CERTAIN PROPERTIES NOT INCLUDED IN COMPANY. Evans Withycombe has direct or indirect interests in four multifamily apartment communities that were not transferred to the Company at the time of its formation (collectively referred to herein as the "Excluded Properties"). The Management Company manages certain of the Excluded Properties for a fee pursuant to existing management agreements.

    POLICIES WITH RESPECT TO CONFLICTS OF INTERESTS. The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include a policy adopted by the Board of Directors that all transactions in which executive officers or directors have a conflicting interest must be approved by a majority of the disinterested directors of the Company. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its shareholders will be adversely affected. A multifamily apartment community's revenues and value may be adversely affected by a number of factors including: the national economic climate; the local economic climate (which may be adversely impacted by plant closings, industry slowdowns, changing demographics, military base closings and other factors); local real estate conditions (such as oversupply of or reduced demand for apartments); the perceptions by prospective residents of the safety, convenience and attractiveness of the Communities or neighborhoods in which they are located and the quality of local schools and other amenities; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

    DEPENDENCE ON PRIMARY MARKETS. The Communities are located in various sub-markets in Phoenix and Tucson, Arizona and Riverside/San Bernardino, California, and the Company's performance could be adversely affected by economic conditions in, and other factors relating to, these geographic areas, including supply and demand for apartments in these areas, zoning or other regulatory conditions and competition from other available apartments and alternative forms of housing. These and other factors or a decline in the economy or real estate values in the Phoenix, Tucson and Southern California markets may adversely affect the ability of the Company to make distributions to its shareholders.

    MARKET ILLIQUIDITY. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of the Common Shares.

    OPERATING RISKS. The Communities will be subject to all operating risks common to multifamily apartment communities in general, any and all of which might adversely affect apartment occupancy or rental rates. Increases in unemployment in the areas in which the communities owned or managed by the Company are located might adversely affect multifamily apartment occupancy or rental rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. Residents may be unable or unwilling to pay rent increases. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurs, the Company's ability to make distributions to shareholders could be adversely affected.

    CHANGE IN LAWS. Increases in real estate taxes and income, service or transfer taxes cannot always be passed through to residents in the form of higher rents, and may adversely affect the Company's cash available for distribution and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect the Company's cash available for distribution and its ability to make distributions to shareholders. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs.

    RISK OF INCREASED PROPERTY TAXES. The transactions undertaken to form the Company may increase the risk that certain Communities will be reassessed for purposes of the Maricopa and Pima County property taxes. In the event of such reassessments, the Company could incur significant additional liabilities for property taxes, thereby reducing cash available for distribution to shareholders.

    COMPETITION. There are numerous housing alternatives that compete with the Communities in attracting residents. The Communities compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which the Communities are located. The Communities also compete for residents with new and existing homes and condominiums. In addition, other competitors for development and acquisitions of properties may have greater resources than the Company.

RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

    The Company intends to actively continue development and construction of multifamily apartment communities. Risks associated with the Company's development and construction activities may include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community; and construction and lease-up may not be completed on schedule, resulting in decreased revenues and increased interest expense. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

    The Company intends to continue actively to acquire multifamily apartment communities. Acquisitions of multifamily apartment communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

    The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under various construction loans, the Credit Facility, other lines of credit, other forms of secured or unsecured financing or through the issuance of additional equity by the Company. However, the Company expects periodically to review its financing options regarding the appropriate mix of debt and equity financing. Equity, rather than debt, financing of future developments or acquisitions could have a dilutive effect on the interests of existing shareholders of the Company. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for such communities may not be available or may be available only on disadvantageous terms or that the cash flow from new communities will be insufficient to cover debt service. If a newly developed or acquired community is unsuccessful, the Company's losses may exceed its investment in the community. Any of the foregoing could have a material adverse effect on the Company and its ability to make anticipated distributions.

RISKS OF FEE MANAGEMENT BUSINESS

    POSSIBLE TERMINATION OF MANAGEMENT CONTRACTS. The Management Company intends to continue the management for a fee of properties owned by third parties. While the Company will take advantage of its reputation and experience as a property manager and accept property management assignments that it expects to be profitable and which fit well with the Company's property portfolio, it does not anticipate revenue growth and has experienced a revenue decline in this segment of its business. Risks associated with the management of properties owned by third parties include the risk that the management contracts (which are generally cancelable upon a sale of a property or, in some cases, upon 30 days' notice) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Management Company, resulting in decreased management fee income.

    TAX LIABILITIES. The Management Company is subject to federal and state income tax on its taxable income at regular corporate rates. Any federal, state or local income taxes that the Management Company is required to pay will reduce the cash available for distribution by the Company to its shareholders.

    POSSIBLE ADVERSE CONSEQUENCES OF LACK OF CONTROL OVER THE BUSINESS OF THE MANAGEMENT COMPANY. The capital stock of the Management Company is divided into two classes: voting common stock, 99% of which is held by Messrs. Evans and Withycombe and 1% of which is held by the Operating Partnership, and nonvoting common stock, 100% of which is held by the Operating Partnership. This ownership structure is necessary to permit the Company to share in the income of the Management Company and also maintain its status as a REIT. The board of directors of the Management Company consists of members of management of the Company. Messrs. Evans and Withycombe, as the holders of 99% of the voting common stock, will retain the ability to elect the entire board of directors of the Management Company after the terms of the initial directors expire. Although the nonvoting common stock and voting common stock of the Management Company held by the Company through the Operating Partnership will represent 99% of the equity interests in such company, the Company will not be able to elect directors and its ability to influence the day-to-day decisions of the Management Company will therefore be limited. As a result, the boards of directors and management of the Management Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company, or which could adversely impact the Company's net operating income and funds from operations. The voting common stock held by Messrs. Evans and Withycombe is subject to a requirement that is designed to ensure that such stock will be held by officers of the Management Company.

    POSSIBLE ADVERSE CONSEQUENCES OF REIT STATUS ON THE BUSINESS OF THE MANAGEMENT COMPANY. Certain requirements for REIT qualification may in the future limit the Company's ability to increase fee management operations conducted and related services offered by the Management Company without jeopardizing the Company's qualification as a REIT. See "--Adverse Consequences of Failure to Qualify as a REIT; Partnership Qualification" and "Federal Income Tax Considerations--Taxation of the Company."

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF THE COMMON SHARES

    In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities). In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Company has limited actual or constructive ownership of its issued and outstanding capital stock by any single person (with certain exceptions) to 9.8% of the outstanding Common Shares (the "Ownership Limit"). See "Description of Capital Stock--Restrictions on Ownership." Although the Board of Directors presently has no intention of doing so, the Board of Directors could waive this restriction if certain conditions are met. The acquisition or transfer of Common Shares in breach of the limitation will be void AB INITIO and, provided the Company has requested and received a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel to the effect that such action would not jeopardize the Company's status as a REIT, the Common Shares purportedly acquired or transferred will become subject to provisions in the Company's Charter that, in effect, are designed to prohibit the person who purported to acquire those shares from voting, receiving dividends or other distributions, and participating in the appreciation in value of those shares. In addition, Common Shares acquired or transferred in breach of the limitation may be purchased by the Company for the lesser of the price paid and the market price (as determined in the manner set forth in the Charter). See "Description of Capital Stock--Restrictions on Ownership" for additional information regarding the Ownership Limit.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; PARTNERSHIP QUALIFICATION

    TAX LIABILITIES AS A CONSEQUENCE OF THE FAILURE TO QUALIFY AS A REIT. The Company intends to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and will operate in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable income tax regulations (the "Treasury Regulations") that have been promulgated under the Code is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). Principal payments on indebtedness of the Company, as well as expenditures for capital improvements, generally are not immediately deductible for purposes of computing REIT taxable income, and therefore may result in the Company being required to borrow or issue additional equity in order to make required distributions. There can be no assurance that the Company will be able to obtain such debt or equity financing. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws or the application thereof with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed 5% of the value of the REIT's total assets on certain testing dates. See "Federal Income Tax Considerations--Taxation of the Company--Requirements for Qualification." The Company believes that the value of the securities of the Management Company held by the Company is less than 5% of the value of the Company's total assets, based on the Company's belief regarding the maximum value that could be assigned to the assets and net operating income contributions of the Management Company.

    If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income, without reduction for dividends paid, at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to shareholders. See "Federal Income Tax Considerations--Failure to Qualify."

    QUALIFICATION OF THE OPERATING PARTNERSHIP AND FINANCING PARTNERSHIP AS PARTNERSHIPS FOR FEDERAL INCOME TAX PURPOSES; IMPACT ON REIT STATUS OF THE COMPANY. If the IRS were to challenge successfully the tax status of the Operating Partnership or the Financing Partnership as partnerships for federal income tax purposes, the Operating Partnership, the Financing Partnership or both, as the case may be, would be treated as an association taxable as a corporation. In such event, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (as discussed below) and, in turn, would prevent the Company from qualifying as a REIT. See "Federal Income Tax Considerations--Taxation of the Company." In addition, the imposition of a corporate tax on the Operating Partnership or the Financing Partnership would significantly reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership and Financing Partnership."

    OTHER TAX LIABILITIES. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. In particular, the Company will derive a portion of its operating cash flow from the activities of the Management Company. The taxable income earned by the Management Company, which will not qualify as a REIT, will be subject to federal, state and local income tax. See "Federal Income Tax Considerations--Other Tax Consequences."

CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL

    The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of Common Shares.

EFFECT OF MARKET INTEREST RATES ON PRICE OF THE COMMON SHARES

    One of the factors that will influence the market price of the Common Shares in public markets will be the annual yield on the price paid for shares from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Shares to demand a higher annual yield from future distributions. Such an increase in the required yield from distributions may adversely affect the market price of the Common Shares.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent on the efforts of its executive officers and directors, particularly Messrs. Evans, Withycombe and Berry. The loss of their services could have an adverse effect on the operations of the Company. The Company does not have "key man" life insurance for Messrs. Evans, Withycombe and Berry. Each of Messrs. Evans, Withycombe and Berry have entered into employment agreements with the Company.

LIMITS ON CHANGES IN CONTROL

    In addition to the Ownership Limit, certain provisions contained in the Company's Charter and under Maryland law may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Shares, which offers may be beneficial to shareholders or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices. See "Description of Capital Stock--Common Shares" and "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws." These provisions include the following:

    PREFERRED SHARES. The Charter authorizes the Board of Directors to issue up to 10,000,000 preferred shares, par value $.01 (the "Preferred Shares" and, together with the Common Shares, the "Shares"), in one or more classes and to establish the preferences and rights (including the right to vote and the right to convert into the Common Shares) of any class of Preferred Shares issued. No Preferred Shares are currently issued or outstanding. See "Description of Capital Stock--Preferred Shares."

    STAGGERED BOARD. The Board of Directors of the Company has three classes of directors. The term of the third class will expire in 1997 and 1999, respectively (the terms of the first and second classes expired in 1995 and 1996, respectively, and such directors were re-elected to terms expiring in 1998 and 1999, respectively). Directors for each class will be chosen for a three-year term upon the expiration of the term of the current class. The affirmative vote of two-thirds of the outstanding Common Shares is required to remove a director.

    MARYLAND BUSINESS COMBINATION STATUTE. Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including the issuance of equity securities) between a Maryland corporation and any person who owns, directly or indirectly, 10% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by a supermajority (80%) of voting shares. In addition, an Interested Stockholder may not engage in a business combination for five years following the date he or she became an Interested Stockholder.

    MARYLAND CONTROL SHARE ACQUISITION. Maryland law provides that "control shares" of a corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, would entitle the acquiror directly or indirectly to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control Shares does not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    If voting rights are not approved at a meeting of shareholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights.

INFLUENCE OF EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

    As of September 30, 1996, all directors and executive officers of the Company (including Messrs. Evans and Withycombe) as a group beneficially own approximately 33.1% of the total issued and outstanding Common Shares and Units. In addition, AEW and Copley and their affiliates own approximately 13.9% and 5.5%, respectively, of the total issued and outstanding Common Shares. Pursuant to the terms of a Director Designation Agreement, (a) AEW has and Copley each have the right to designate for nomination one director for a period of five years following the initial public offering in August 1994, so long as it each of them continues to hold at least a 7.5% interest in the Company (giving effect to the exchange of all Units for Common Shares) and (b) Mr. Evans and Mr. Withycombe each have the right to designate themselves to serve as directors of the Company so long as each of them continues to hold a 7.5% interest in the Company (giving effect to the exchange of all Units for Common Shares) or they jointly hold a 12.5% interest in the Company (giving effect to the exchange of all Units for Common Shares) and each of them continues to serve as an executive officer of the Company. Pursuant to the Director Designation Agreement, each of AEW, Mr. Evans and Mr. Withycombe have agreed to vote their Common Shares for the persons nominated for director pursuant to the terms of the Director Designation Agreement. Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other shareholders, and may have a substantial influence on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for such persons to act together on any matter, they could be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future.

POSSIBLE ENVIRONMENTAL LIABILITIES

    Under various federal, state and local laws, ordinances and regulations, an owner of real estate generally is liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or lease a property or to borrow using such real estate as collateral. Other federal and state laws require the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of construction, demolition, remodeling or renovation. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in the need to cease or alter operations at a property. All of the properties that the Company owns have been subject to Phase I environmental reports (which typically involve inspection without soil sampling or ground water analysis). The Company is not aware of any environmental liability that the Company's management believes would have a material adverse effect on the Company's business, assets or results of operations. No assurance, however, can be given that these reports reveal all environmental liabilities, that no environmental conditions have occurred since the time of the reports, or that no prior owner created any material environmental condition not known to the Company.

    Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may have liability with respect to properties previously sold by its predecessors.

    The Company believes that it is in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances, and the Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of its present or former properties. The Company will also endeavor to protect itself from acquiring contaminated properties or properties with significant compliance problems by obtaining site assessments and property reports at the time of acquisition when it deems such investigations to be appropriate. There is no guarantee, however, that these measures will successfully insulate the Company from all such liabilities.

    Electric transmission lines are located in the vicinity of the Communities. Electric transmission lines are one of many sources of electro-magnetic fields ("EMFs") to which people may be exposed. Research into potential health impacts associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, while others have required transmission facilities to measure for levels of EMFs. In addition, the Company understands that lawsuits have, on occasion, been filed (primarily against electric utilities) alleging personal injuries resulting from exposure as well as fear of adverse health effects. In addition, fear of adverse health effects from transmission lines has been a factor considered in determining property values in obtaining financing and in condemnation proceedings. Therefore, there is a potential for the value of a property to be affected as a result of its proximity to a transmission line and for the Company to be exposed to damage claims by persons exposed to EMFs.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

    Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although management of the Company believes that the Communities are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to the Communities, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988, as amended (the "FHAA"), requires apartment communities first occupied after March 13, 1990, to be accessible to the handicapped. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants. The Company believes that the Communities that are subject to the FHAA are in compliance in all material respects with such law.

    Additional legislation may impose further burdens or restriction on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's investment strategy in certain instances or reduce overall returns on the Company's investments.

UNINSURED LOSS

    The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the completed Communities, with policy specifications, insured limits and deductibles customarily carried for similar properties. The Company will carry similar insurance with respect to its other properties, but with such exceptions as are appropriate given the undeveloped nature of certain of these properties. There are, however, certain types of losses (such as losses arising from acts of war or from earthquakes) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenues from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the Company and its ability to make distributions.

EFFECT ON COMMON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

    Sales of a substantial number of Common Shares (including Common Shares issued upon the exchange of Units), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares. Subject to certain adjustments, an aggregate of 182,685 additional Common Shares may be issued to the Limited Partners (subject to the Ownership Limit) if they exchange all their Units for Common Shares. In addition, as of September 30, 1996, the Company had granted options to purchase 942,250 Common Shares and reserved for issuance an additional 887,750 Common Shares pursuant to the Company's 1994 Stock Incentive Plan and Non-employee Directors Stock Plan, and these shares will be available for sale in the public markets from time to time. Furthermore, from such 887,750 reserved shares, approximately 82,800 shares of restricted stock were issued under such plan to certain officers of the Company on or about August 17, 1995. As of September 30, 1996 75,473 shares of restricted stock were outstanding. No prediction can be made about the effect that future sales of the Common Shares will have on the market prices of shares.

                          DESCRIPTION OF CAPITAL STOCK

    The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter (as defined below) and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, as described in "Additional Information."

GENERAL

    The Articles of Incorporation of the Company, as amended and supplemented from time to time (the "Charter"), provide that the Company may issue up to 110,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Shares"). Under Maryland law, shareholders generally are not liable for the corporation's debts or obligations.

COMMON SHARES

    Subject to the preferential rights of any class of Preferred Shares, and to the provision of the Company's Charter regarding the consequences of actually or constructively owning Common Shares in violation of the Ownership Limit Provision (as discussed below), holders of Common Shares are entitled to receive distributions on such Common Shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to continue to make quarterly distributions to holders of Common Shares.

    Subject to the provisions of the Company's Charter regarding the consequences of actually or constructively owning Common Shares in violation of the Ownership Limit Provision and to the matters discussed under "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--Control Share Acquisitions," each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of Common Shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company. See "--Restrictions on Ownership."

    Subject to the provisions of the Company's Charter regarding the consequences of actually or constructively owning Common Shares in violation of the Ownership Limit Provision, all Common Shares will have equal dividend, distribution, liquidation and other rights and will have no preference, appraisal or exchange rights.

    Pursuant to the MGCL, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's charter. The Company's Charter provides that a majority of all of the votes to be cast is the required vote of shareholders in such situations, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Company's Charter with respect to the classified Board, removal of directors, amendment of the Bylaws, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors, or (iii) that would jeopardize the Company's status as a REIT for tax purposes, requires, in each case, the approval of two-thirds of the Common Shares entitled to vote. In addition, a number of other provisions of the MGCL could have a significant effect on the Common Shares and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

PREFERRED SHARES

    Preferred Shares may be issued from time to time, in one or more classes, as authorized by the Board of Directors. Prior to issuance of shares of each class, the Board of Directors is required by the MGCL and the Company's Charter to fix for each such class, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Company's outstanding shares might believe to be in their best interests or in which holders of some, or a majority, of shares might receive a premium for their shares over the market price of such shares. As of the date hereof, no Preferred Shares are outstanding. If and when issued, the Preferred Shares will be subject to the restrictions on ownership set forth below.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). In addition, certain income received by the Company from related parties will not be treated as "rents from real property" in determining whether the Company satisfies the REIT income tests. See "Federal Income Tax Considerations--Taxation of the Company--Requirements for Qualification." Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Board of Directors has adopted, and the shareholders prior to the Company's initial public offering approved, a provision in the Charter restricting the acquisition of shares of the Company's capital stock (the "Ownership Limit Provision").

    The Ownership Limit Provision provides that, subject to certain exceptions, no shareholder may actually own, beneficially own (within the meaning of Section 13(d)(3) of the Exchange Act), or be deemed to own by virtue of the constructive ownership provisions of the Code, more than the Ownership Limit, which is equal to 9.8% of the lesser in value of the total number or value of the outstanding Common Shares or Preferred Shares (or such other number or value of Preferred Shares as the Board of Directors may determine in fixing the terms of the Preferred Shares). The constructive ownership rules of the Code are complex and may cause shares owned actually or constructively by two or more related individuals and/ or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding Common Shares or 9.8% (or such other number or value) of the Preferred Shares (or the acquisition of an interest in an entity which owns shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding Common Shares or 9.8% (or such other number or value) of the outstanding Preferred Shares, and thus subject such shares to the Ownership Limit Provision. The Ownership Limit Provision also prohibits the acquisition or transfer of Common Shares and Preferred Shares if the acquisition or transfer would result in the outstanding shares of capital stock of the Company being owned by fewer than 100 persons, and prohibits actual or constructive ownership of capital stock if as a result of such ownership the Company would violate the "five or fewer" rule discussed above or would otherwise cause the Company to fail to qualify as a REIT.

    The Board of Directors may in its sole discretion waive the Ownership Limit with respect to a particular acquisition of actual or constructive ownership of the Company's shares, provided certain conditions are met. The Board of Directors is not required to consider a request for such waiver, and, as a condition for granting such a waiver, the Board of Directors may require opinions of counsel or rulings satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company.

    Except as provided below, in the event of a transfer, acquisition or other ownership of the Company's capital stock (including any constructive acquisition or transfer or ownership) in violation of the Ownership Limit Provision, such transfer, acquisition or ownership shall be null and void AB INITIO, and the intended transferee or owner will acquire no rights to, or economic interest in, the shares.

    The Charter provides that, if the Board of Directors requests and receives a ruling from the IRS or an opinion of counsel satisfactory to the Board of Directors and is otherwise satisfied such actions can be taken without jeopardizing the Company's REIT status, shares of the Company's capital stock owned, actually or constructively, or transferred to or otherwise acquired, actually or constructively, by a person in violation of the Ownership Limit Provision ("Prohibited Shares") will become subject to a mechanism that, in effect, is designed to prohibit the person who purported to acquire those shares from voting, receiving dividends or other distributions, and participating in the appreciation in value of those shares. In general, pursuant to this mechanism, the Prohibited Shares would automatically be transferred to a trustee of a trust, the beneficiary of which would be one or more charitable organizations, at the close of business on the day preceding the violative transaction. The intended owner of the Prohibited Shares would have no right to vote or receive distributions on the Prohibited Shares, and generally would be entitled to receive only the net proceeds from a sale of the Prohibited Shares, or the purchase price paid by such person for the Prohibited Shares (or value as of the date of the acquisition, in the case of an acquisition other than a purchase), whichever is less. The Company will have a right to purchase the Prohibited Shares for fair market value during a specified period. Until the Board of Directors requests and receives a ruling from the IRS or an opinion of counsel and is otherwise satisfied that implementation of these provisions will not jeopardize the Company's REIT status, these provisions will not take effect and attempted transfers or ownership of shares in violation of the Ownership Limit Provision will be void AB INITIO.

    The Ownership Limitation Provision contains an exception for Common Shares acquired by AEW and Copley in the transactions undertaken in connection with the formation of the Company (the "Formation Shares"), that are intended to prevent such entities from violating the Ownership Limitation Provision as a result of participating in such transactions. This exception continues to apply to Formation Shares in the hands of a direct and indirect transferee of these entities, provided the transferee is a qualified pension fund and other conditions are met.

    The Ownership Limit Provision will not be automatically removed even if the REIT provisions of the Code are changed so as to remove any ownership concentration limitation. Except as otherwise described above, any change of the Ownership Limit Provision would require an amendment to the Charter. Such amendment to the Charter requires the affirmative vote of holders owning a majority of the outstanding shares entitled to vote, unless such amendment would cause the Company to lose its status as a REIT for tax purposes, in which event the affirmative vote of holders of two-thirds of the outstanding shares entitled to vote would be required. In addition to preserving the Company's status as a REIT, the Ownership Limit Provision may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

    All certificates representing Common Shares bear a legend referring to the restrictions described above.

    All persons who own a specified percentage (or more) of the outstanding shares of the Company's capital stock must file a statement with the Company containing information regarding their ownership of Common Shares, as set forth in the Treasury Regulations. See "Federal Income Tax Considerations Taxation of the Company--Requirements for Qualification."

TRANSFER AGENT AND REGISTRAR

    Norwest Bank, Minnesota, National Association serves as the Company's transfer agent and registrar.

                              DESCRIPTION OF UNITS

GENERAL

    All the Company's assets are held by, and all of its operations are conducted through, the Operating Partnership (either directly or through subsidiaries). The Company is the sole general partner and also a limited partner of the Operating Partnership and as of September 30, 1996, held an approximately 79.3% interest therein. The Company, in its capacity as general partner, owns a number of Units equal to 1% of all Units outstanding, and holds the balance of its Units in its capacity as a limited partner. Accordingly, the Company is a limited partner and will have the rights of a limited partner (including the voting and consent rights of a limited partner), with respect to all Units held by the Company from time to time in excess of 1% of the total number of Units outstanding.

    The remaining Units are held by persons who contributed interests in certain Communities and/or other assets to the Company or the Operating Partnership. Holders of Units (other than the Company in its capacity as general partner) hold a limited partnership interest in the Operating Partnership, and all holders of Units (including the Company in its capacity as general partner) are entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to their respective percentage interests therein. Holders of Units will have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, as amended (the "Partnership Act"). The Units are not listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of Units, as described below.

    A summary of certain provisions of the Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement") and a description of the material terms of the Units are set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Partnership Act and the Partnership Agreement.

PURPOSES, BUSINESS AND MANAGEMENT

    The purpose of the Operating Partnership includes the conduct of any business that may be conducted lawfully by a limited partnership organized pursuant to the Partnership Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under Section 856 of the Code, unless the general partner provides notice to the Operating Partnership that it intends to cease or has ceased to qualify as a REIT. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

    In general, the Board of Directors of the Company, in its capacity as sole general partner of the Operating Partnership, will manage the affairs of the Operating Partnership by directing the affairs of the Company.

    Under the Partnership Agreement, the Limited Partners have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. Consent of the holders of majority of the limited partnership interests (including Units held by the General Partner) is required in connection with a sale of all or substantially all of the assets of the Operating Partnership or in connection with the termination or dissolution of the Operating Partnership (until 2053).

    The Partnership Agreement permits the Operating Partnership to take all actions consistent with the purpose and business of the Operating Partnership, except that the Operating Partnership is specifically precluded from taking actions which, in the judgment of the Company, could adversely affect the ability of the Company to qualify as a REIT, subject the Company to certain income and excise taxes, or violate any law or regulation of any governmental body or agency having jurisdiction over the Company or its securities, unless the Company specifically consents in writing to such action.

ABILITY TO ENGAGE IN OTHER BUSINESSES; CONFLICTS OF INTEREST

    The Company may not conduct any business other than the business of the Operating Partnership and activities incidental thereto. Other persons (including officers, directors, employees, agents and other affiliates of the Company) are not prohibited under the Partnership Agreement from engaging in other business activities and are not be required to present any business opportunities to the Operating Partnership, however, certain officers of the Company (Messrs. Evans, Withycombe and Berry) have entered into employment agreements with the Company, which include noncompetition provisions. In addition, the Company, on behalf of the Operating Partnership, has adopted certain policies regarding avoidance of conflicts of interest.

DISTRIBUTIONS

    The Partnership Agreement provides for the quarterly distribution of Available Cash (as such term is defined in the Partnership Agreement), as determined in the manner provided in the Partnership Agreement, to the Company and the Limited Partners in proportion to their percentage interests in the Operating Partnership. Neither the Company nor the Limited Partners is entitled to any preferential or disproportionate distributions of Available Cash.

BORROWING BY THE PARTNERSHIP

    The Company is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured, among other things, mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership.

LIABILITY OF GENERAL PARTNER AND LIMITED PARTNERS

    The Company, as general partner of the Operating Partnership, will be liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. The Limited Partners are not required to make additional contributions to the Operating Partnership. Assuming that a Limited Partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the Limited Partner for obligations of the Operating Partnership under the Partnership Agreement and the Partnership Act is limited, subject to certain possible exceptions, generally to the loss of the Limited Partner's investment in the Operating Partnership represented by its Units. Under the Partnership Act, a Limited Partner may not receive a distribution from the Operating Partnership if, at the time of the distribution and after giving effect thereto, the liabilities of the Operating Partnership, other than liabilities to parties on account of their interests in the Operating Partnership and liabilities for which recourse is limited to specified property of the Operating Partnership, exceed the fair value of the Operating Partnership's assets, other than the fair value of any property subject to nonrecourse liabilities of the Operating Partnership but only to the extent of such liabilities. The Partnership Act provides that a Limited Partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the Operating Partnership for the amount of the distribution. Unless otherwise agreed, such a Limited Partner will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

    The Operating Partnership has qualified to conduct business in Arizona and may in the future qualify in certain other jurisdictions. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a Limited Partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the Limited Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Operating Partnership's business for the purposes of the statutes of any relevant jurisdiction, the Limited Partners might be held personally liable for the Operating

Partnership's obligations. The Operating Partnership will operate in a manner the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the Limited Partners.

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

    The Partnership Agreement generally provides that the Company, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Company carried out its duties in good faith. In addition, the Company is not responsible for any misconduct or negligence on the part of its agents, provided the Company appointed such agents in good faith. The Company may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the Company reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

    The Partnership Agreement also provides for indemnification of the Company, the officers of the Company and such other persons (including affiliates of the Company or Operating Partnership) as the Company may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding subject to certain limitations set forth in the Partnership Agreement.

REMOVAL OF THE GENERAL PARTNER, TRANSFER OF THE GENERAL PARTNER'S INTEREST

    The Partnership Agreement provides that the Limited Partners may not remove the Company as general partner of the Operating Partnership. In general, the Company may not transfer or assign its general partnership interest nor sell all or substantially all its assets, or enter into a merger unless (i) pursuant to such a transaction the Limited Partners will not engage in a sale or exchange for federal income tax purposes of their Units, or (ii) the sale or merger includes the sale of all or substantially all of the assets of or the merger of the Operating Partnership with partners of the Operating Partnership receiving substantially the same consideration as holders of Shares.

RESTRICTIONS ON TRANSFER OF UNITS BY LIMITED PARTNERS

    A Limited Partner may not transfer its Units without the prior consent of the Company, with certain exceptions which include a transfer to an immediate family member or an affiliate of the Limited Partner, a transfer upon the death of a Limited Partner or a pledge to a lending institution as collateral for a bona fide loan. A transferee of Units will be admitted to the Operating Partnership as a substitute Limited Partner only with the consent of the Company as general partner. If the general partner does not consent to the admission of a transferee of Units as a substitute Limited Partner, the transferee will be entitled to all the rights of an assignee of a limited partnership interest under the Partnership Act, and will succeed to all economic rights and benefits attributable to such Units, but will not become a Limited Partner or possess any other rights of Limited Partners (including the right to vote, with such right to vote remaining in the transferor).

ISSUANCE OF ADDITIONAL LIMITED PARTNERSHIP INTERESTS

    The Company is authorized without the consent of the Limited Partners to cause the Operating Partnership to issue additional Units to itself, to the Limited Partners or to other persons for such consideration and on such terms and conditions as the Company deems appropriate. In addition, the Company may cause the Operating Partnership to issue to the Company additional partnership interests in different series or classes, which may be senior to the Units, in conjunction with an offering of securities of the Company having substantially similar rights, in which the proceeds thereof are contributed to the Operating Partnership. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Partnership Act. No Limited Partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein. In addition, whenever the Company issues Common Shares, the Company will be obligated to contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership will be obligated to issue an equivalent number of Units to the Company. Additional Units will be issued to the Company upon the exercise of awards granted under the 1994 Stock Incentive Plan, and it is expected that such Units will be purchased at a price equal to fair market value. The Company will acquire the cash for such purchase from the sale of Common Shares used to fund the award to the Operating Partnership.

MEETINGS; VOTING

    Meetings of the Limited Partners may be called only by the Company, on its own motion or upon written request of Limited Partners owning at least 25% of the Units. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the Limited Partners of the Operating Partnership may be taken either at a meeting of the Limited Partners or without a meeting if consents in writing setting forth the action so taken are signed by Limited Partners owning not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting of the Limited Partners at which all Limited Partners entitled to vote on such action were present. On matters in which Limited Partners are entitled to vote, each Limited Partner (including the Company to the extent it holds Units of limited partnership interest) will have a vote equal to the number of Units it holds in the Operating Partnership. The Partnership Agreement does not provide for annual meetings of the Limited Partners, and the Company does not anticipate calling such meetings.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

    Amendments to the Partnership Agreement may be proposed by the Company or by Limited Partners owning at least 25% of the Units.

    Generally, the Partnership Agreement may be amended with the approval of the Company, as general partner, and holders of a majority or some greater percentage of the Units, including Units held by the Company. As holder of over 75% of the limited partnership Units, the Company has the requisite ownership interest to approve certain amendments without the consent of other Limited Partners. However, certain amendments that would, among other things, (i) convert a Limited Partner's interest into a general partner's interest, (ii) modify the limited liability of a Limited Partner, (iii) alter the interest of a partner to receive distributions or alter the allocations of profits or losses, with certain limited exceptions, (iv) alter or modify the exchange right or redemption amount described above, or (v) cause the termination of the Operating Partnership at a time or on terms inconsistent with those set forth in the Partnership Agreement, must be approved by the Company and each Limited Partner that would be adversely affected by such an amendment.

    Notwithstanding the foregoing, the Company, as general partner, has the power, without the consent of the Limited Partners, to amend the Partnership Agreement as may be required to (1) add to the obligations of the Company as general partner or surrender any right or power granted to the Company as general partner or any affiliate of the Company as General Partner for the benefit of the Limited Partners, (2) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement, (3) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of certain provisions of the Partnership Agreement, (4) reflect a change of an inconsequential nature that does not materially adversely affect the Limited Partners, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or law, (5) satisfy any requirements of federal or state law, (6) reflect such changes as are reasonably necessary for the Company to maintain its status as a REIT.

DISSOLUTION, WINDING UP AND TERMINATION

    The Operating Partnership will continue until December 31, 2093, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of the Company as general partner without the permitted transfer of the Company's interest to a successor general partner (except in certain limited circumstances); (2) the sale of all or substantially all the Operating Partnership's assets and properties; (3) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Partnership Act or the entry of a final order for relief in a bankruptcy proceeding of the general partner; (4) the entry of a final judgment ruling that the general partner is bankrupt or insolvent; (5) the merger or other combination of the Operating Partnership with or into another entity; (6) (a) from and after the date of the Partnership Agreement through December 31, 2053, an election by the Company, with the consent of the holders of a majority of limited partnership interests (including limited partnership interests held by the Company) and (b) on or after January 1, 2054, an election by the Company, in its sole and absolute discretion. Upon dissolution, the Company, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                    AND OF THE COMPANY'S CHARTER AND BYLAWS

    The following paragraphs summarize certain provisions of Maryland law and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and to Maryland law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Charter provides that the initial number of directors of the Company was three (3), which number may be increased or decreased pursuant to the Bylaws of the Company but in no event shall be less than the minimum number required by the MGCL, which in the case of the Company is three (3). The Company's Bylaws currently provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by the MGCL nor more than fifteen (15). The Company has set the number of directors to seven (7). Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. Pursuant to the terms of the Charter, the directors are divided into three classes. One class held office initially for a term that expired at the annual meeting of shareholders held in 1995 (and such directors were re-elected to terms expiring in 1998), another class held office initially for a term that expired at the annual meeting of shareholders held in 1996 (and such directors were re-elected to terms expiring in 1999) and the remaining class holds office initially for a term expiring at the annual meeting of shareholders to be held in 1997. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. See "Risk Factors--Limits on Changes in Control--Staggered Board." Holders of voting shares will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of shares entitled to vote will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

    The Charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, and by the vote required to elect a director, the shareholders may fill a vacancy on the Board resulting from removal. This provision, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude shareholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Charter limits the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) to the extent that a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

    The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Charter also permits the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that: (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified party actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who directly or indirectly beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Directors has exempted from these provisions of the MCGL any business combination with certain officers of the Company including Stephen O. Evans and F. Keith Withycombe, and Evans Withycombe, AEW and Copley and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquiror directly or indirectly to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and, as a result, the acquiror becomes entitled to vote a majority of the then outstanding shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

    The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions of Shares by any officer or director of the Company and by Stephen O. Evans, F. Keith Withycombe, Evans Withycombe, AEW and Copley and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

AMENDMENTS TO THE CHARTER

    The Company's Charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, except that any proposal (i) to permit cumulative voting in the election of directors; (ii) to alter provisions of the Company's Charter with respect to the classified Board, removal of directors, amendment of the Bylaws, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors; or (iii) that would jeopardize the Company's status as a REIT for tax purposes, requires, in each case, the approval of two-thirds of the shares entitled to vote. The Company's Bylaws may be amended by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter. Subject to the right of the shareholders to adopt, alter and repeal Bylaws, the Board of Directors is authorized to adopt, alter or repeal the Bylaws.

DISSOLUTION OF THE COMPANY

    The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (b) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

    The provisions in the Charter on classification of the Board of Directors, the business combination provisions of the MGCL and, control share acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                              REDEMPTION OF UNITS

    Starting one year after the acquisition of Units, holders of Units may exercise the Redemption Right with respect to all or a portion of their Units. Following such exercise, the Operating Partnership will be required to redeem the tendered Units for cash equal to the fair market value of an equivalent number of Common Shares at the time of such exchange, provided that the Company may elect to acquire any such Units presented for redemption for a similar amount of cash or for Common Shares on a one-for-one basis (subject to certain anti-dilution adjustments). The market value of the Common Shares for this purpose will be equal to the average of the closing trading price, regular way, of the Company's Common Shares (or substitute information, if no such closing price is available) for the ten consecutive trading days before the day on which the redemption notice was received by the Operating Partnership or, if such date is not a business day, the first business day thereafter.

    The Company presently anticipates that it will elect to issue Common Shares pursuant to this Prospectus to acquire Units surrendered for redemption and will become the owner of the Units. With each such redemption, the Company's percentage ownership interest in the Operating Partnership will increase. Such an acquisition by the Company will be treated as a sale of the Units to the Company for Federal income tax purposes. See "Federal Income Tax Considerations--Tax Consequences of Exercise of Redemption Right." Upon redemption, such Limited Partner's right to receive distributions with respect to the Units redeemed will cease (but if such right is exchanged for Exchange Shares, the Limited Partner will have rights as a shareholder of the Company from the time of its acquisition of the Exchange Shares), and if all of its Units are redeemed, such Limited Partner will have withdrawn as a partner of the Operating Partnership and will no longer be a party to the Partnership Agreement.

    A Limited Partner must notify the Company, as the general partner of the Operating Partnership, of its desire to require the Operating Partnership to redeem Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which is available from the Company. The redemption generally will occur on the tenth day after the notice is delivered by the Limited Partner, except that no redemption can occur if the delivery of Exchange Shares would be prohibited under the provisions of the Charter designed to protect the Company's qualification as a REIT.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

    Generally, the nature of an investment in Common Shares is substantially equivalent economically to an investment in Units in the Operating Partnership. A holder of a Common Share receives the same distribution that a holder of a Unit receives and shareholders and holders of Units generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Operating Partnership). However, there are some differences between ownership of Units and ownership of Common Shares, some of which may be material to investors.

    The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and Federal income taxation, and compares certain legal rights associated with the ownership of Units and Common Shares, respectively. These comparisons are intended to assist Limited Partners of the Operating Partnership in understanding how their investment will be changed if their Units are exchanged for Common Shares. HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT AND THE EXHIBITS THERETO OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
                                      FORM OF ORGANIZATION AND ASSETS OWNED
------------------------------------------------------------------------------------------------------------------

The Operating Partnership is organized as a Delaware      The Company is a Maryland corporation. The Company has
  limited partnership. The Operating Partnership owns       elected to be taxed as a REIT under the Code,
  interests (either directly or through subsidiaries) in    commencing with its taxable year ended December 31,
  the Communities. The Management Company provides          1994, and intends to maintain its election as a REIT.
  construction, development and related services            With certain limited exceptions, the Company's only
  relating to the Company's properties and to third         asset is its interest in the Operating Partnership,
  parties.                                                  which gives the Company an indirect investment in the
                                                            Communities and the other assets owned by the
                                                            Operating Partnership.

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
                                        PURPOSE AND PERMITTED INVESTMENTS
------------------------------------------------------------------------------------------------------------------

The Operating Partnership's purpose is to conduct any     Under its Charter, the Company may engage in any lawful
  business that may be lawfully conducted by a limited      activity permitted to be engaged in by a Maryland
  partnership organized pursuant to the Partnership Act,    corporation pursuant to Maryland law. However, under
  provided that such business is to be conducted in a       the Partnership Agreement, the Company, as general
  manner that permits the Company to be qualified as a      partner, generally may not conduct any business other
  REIT unless the Company ceases to qualify as a REIT.      than the business of the Operating Partnership and
  The Operating Partnership is authorized to perform any    cannot own any assets, with certain limited
  and all acts for the furtherance of the purposes and      exceptions, other than its interest in the Operating
  business of the Operating Partnership, provided that      Partnership and other assets necessary to carry out
  the Operating Partnership may not take, or refrain        its responsibilities under the Partnership Agreement
  from taking, any action which, in the judgment of the     and its Charter.
  general partner could (i) adversely affect the ability
  of the Company to continue to qualify as a REIT, (ii)
  subject the Company to certain income and excise
  taxes, or (iii) violate any law or regulation of any
  governmental body or agency (unless such action, or
  inaction, is specifically consented to by the
  Company). Subject to the foregoing, the Operating
  Partnership may invest in or enter into partnerships,
  joint ventures, or similar arrangements.

                                                ADDITIONAL EQUITY
------------------------------------------------------------------------------------------------------------------

The Operating Partnership is authorized to issue Units    The Company is authorized issue, in its discretion,
  for any partnership purpose at any time or from time      additional equity securities consisting of Common
  to time for consideration and on such terms and           Shares or Preferred Shares; provided, however, that
  conditions as determined by the Company, as general       the total number of equity securities outstanding may
  partner, in its sole discretion. Additionally, the        not exceed the total number of authorized shares set
  Operating Partnership may issue Units and other           forth in the Company's Charter (I.E., not more than
  partnership interests (including partnership interests    100,000,000 Common Shares or 10,000,000 Preferred
  of different series or classes that may be senior to      Shares). Additionally, the Company may issue
  Units) to the Company, as long as such interests are      additional Common Shares upon exchange of Units for
  issued in connection with an issuance by the Company      Common Shares, upon exercise of options granted
  of shares having designations, preferences and other      pursuant to the stock incentive plan for Common Shares
  rights such that the economic interests of such shares    or Units in effect from time to time. As long as the
  are substantially similar to those of the partnership     Operating Partnership is in existence, the proceeds of
  interests granted in connection therewith and proceeds    all equity capital raised by the Company will be
  raised in connection with the issuance of such shares     contributed to the Operating Partnership in exchange
  are contributed to the Operating Partnership. In          for interests in the Operating Partnership.
  addition, the Operating Partnership will issue
  additional Units upon exercise of the options granted
  pursuant to the Company's 1994 Stock Incentive Plan.

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
                                                BORROWING POLICIES
------------------------------------------------------------------------------------------------------------------

The Operating Partnership has no restrictions on          The Company is not restricted under its Charter or
  borrowings, and the Company, as general partner, has      Bylaws from incurring borrowings. The Company
  full power and authority to borrow money on behalf of     anticipates that any additional borrowings would be
  the Operating Partnership.                                made through the Operating Partnership, although the
                                                            Company might incur indebtedness, the proceeds of
                                                            which would be reloaned to the Operating Partnership.

                                                MANAGEMENT CONTROL
------------------------------------------------------------------------------------------------------------------

All management powers over the business and affairs of    The Board of Directors has exclusive control over the
  the Operating Partnership are vested in the Company,      Company's business and affairs subject only to the
  as general partner. No Limited Partner of the             restrictions in the Charter and Bylaws and the
  Operating Partnership has any right to participate in     Partnership Agreement. The Board of Directors is
  or exercise control or management power over the          divided into three classes. At each annual meeting of
  business and affairs of the Operating Partnership. The    the shareholders, the successors of the class of
  Limited Partners have the right to vote on certain        directors whose terms expire at that meeting will be
  matters described under "Voting Rights" below. The        elected. The policies adopted by the Board of
  general partner may not be removed by the Limited         Directors may be altered or eliminated without a vote
  Partners with or without cause.                           of the shareholders. Accordingly, except for their
                                                            vote in the elections of directors, shareholders have
                                                            no control over the ordinary business policies of the
                                                            Company. The Board of Directors may change the
                                                            Company's policy of maintaining its status as a REIT,
                                                            without the approval of the Company's shareholders.

                                     MANAGEMENT LIABILITY AND INDEMNIFICATION
------------------------------------------------------------------------------------------------------------------

As a matter of Delaware law, the general partner has      The Company's Charter and Bylaws require the Company to
  liability for the payment of the obligations and debts    indemnify its directors, officers and certain other
  of the Operating Partnership unless limitations upon      parties to the fullest extent permitted from time to
  such liability are stated in the document or              time by Maryland law. The Charter also permits the
  instrument evidencing the obligation. Under the           Company to indemnify employees, agents and other
  Partnership Agreement, the Operating Partnership has      persons acting on behalf of or at the request of the
  agreed to indemnify the Company, as general partner,      Company. The MGCL permits a corporation to indemnify
  any officer of the Operating Partnership of the           its directors, officers and certain other parties
  Company, as general partner, and such other persons as    against judgments, penalties, fines, settlements and
  the Company may designate from and against all losses,    reasonable expenses actually incurred by them in
  claims, damages, liabilities, joint or several,           connection with any proceeding to which they may be
  expenses (including legal fees and expenses),             made a party by reason of their service to or at the
  judgments, fines, settlements and other amounts           request of the corporation, unless it is established
  arising from any and all claims, demands, actions,        that: (i) the act or omission of the indemnified party
  suits or proceedings, civil, criminal, administrative     was material to the matter giving rise to the
  or investigative, that relate to the operation of the     proceeding and was committed in bad faith or was the
  Operating Partnership in which such person is             result of active and deliberate dishonesty;
  involved, or is

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
  threatened to be involved, unless it is established       (ii) the indemnified party actually received an
  that (i) the act or omission of such person was           improper personal benefit; or (iii) in the case of any
  material to the matter giving rise to the proceeding      criminal proceeding, the indemnified party had
  and either was committed in bad faith or was the          reasonable cause to believe that the act or omission
  result of active and deliberate dishonesty; (ii) such     was unlawful. Maryland law presently permits the
  party actually received an improper personal benefit;     liability of directors and officers to a corporation
  or (iii) in the case of any criminal proceeding, such     or its shareholders for money damages to be limited,
  party had reasonable cause to believe the act or          except (a) to the extent that it is proved that the
  omission was unlawful. The reasonable expenses            director or officer actually received an improper
  incurred by an indemnitee may be reimbursed by the        benefit or profit or (b) if a judgment or other final
  Operating Partnership in advance of the final             adjudication is entered in a proceeding based on a
  disposition of the proceeding upon receipt by the         finding that the director's or officer's action, or
  Operating Partnership of a written affirmation by such    failure to act, was the result of active and
  indemnitee of his, her or its good faith belief that      deliberate dishonesty and was material to the cause of
  the standard of conduct necessary for indemnification     action adjudicated in the proceeding. The Charter of
  has been met and a written undertaking by such            the Company contains a provision consistent with the
  indemnitee to repay the amount reimbursed if it is        foregoing. The Company has entered into
  determined that such standard was not met.                indemnification agreements with each of its executive
                                                            officers and directors. The indemnification agreements
                                                            require, among other things, that the Company
                                                            indemnify its officers and directors to the fullest
                                                            extent permitted by the MGCL, and advance to the
                                                            officers and directors all related expenses, subject
                                                            to reimbursement if it is subsequently determined that
                                                            indemnification is not permitted. The Company must
                                                            also indemnify and advance all expenses incurred by
                                                            officers and directors seeking to enforce their rights
                                                            under the indemnification agreements.

                                             ANTITAKEOVER PROVISIONS
------------------------------------------------------------------------------------------------------------------

Except in limited circumstances, the general partner of   The Charter and Bylaws of the Company contain a number
  the Operating Partnership has exclusive management        of provisions that may have the effect of delaying or
  power over the business and affairs of the Operating      discouraging an unsolicited proposal for the
  Partnership. The Company may not be removed as general    acquisition of the Company or the removal of incumbent
  partner by the Limited Partners with or without cause.    management. These provisions include, among others:
  Under the Partnership Agreement, the Company, as a        (1) a staggered Board of Directors; (2) authorized
  general partner, may, in its sole discretion, prevent     shares of stock that may be issued, in the discretion
  a transferee of a Unit from becoming a substituted        of the Board of Directors, as Preferred Shares with
  Limited Partner pursuant to the Partnership Agreement.    superior voting rights to the Common Shares; (3) a
  The general partner may exercise this right of            requirement that directors may be removed only by a
  approval to deter, delay or hamper attempts by persons    vote of holders of at least two-thirds of the votes
  to acquire a controlling interest in the Operating        entitled to be cast in the election of directors; (4)
  Partnership. Additionally, the Partnership Agreement      advance notice required in order to nominate persons
  contains restrictions on the ability of Limited           for election to the Board of Directors or to propose
  Partners to transfer their Units.                         business to be considered by shareholders at a
                                                            shareholder's meeting; and

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
                                                            (5) provisions designed to avoid concentration of
                                                            share ownership in a manner that would jeopardize the
                                                            Company's status as a REIT under the Code. See
                                                            "Description of Capital Stock-- Restrictions on
                                                            Ownership" and "Risk Factors-- Limits on Changes in
                                                            Control."

                                                  VOTING RIGHTS
------------------------------------------------------------------------------------------------------------------

Under the Partnership Agreement, the Limited Partners     Each outstanding Common Share entitles the holder
  have voting rights only with respect to certain           thereof to one vote on all matters submitted to
  limited matters. Consent of the holders of or majority    shareholders for vote, including the election of
  of the Units (including the Units held by the general     directors. See "Description of Capital Stock--Common
  partner) is required in connection with a sale of all     Shares." Shareholders of the Company have the right to
  or substantially all of the assets of the Operating       vote on, among other things, a merger of the Company,
  Partnership or in connection with the termination or      amendments to the Charter and the dissolution of the
  dissolution of the Operating Partnership (until 2053)     Company. Certain amendments to the Charter require the
  and with respect to certain amendments to the             affirmative vote of not less than two-thirds of votes
  Partnership Agreement. The Company, as general            entitled to be cast on the matter. The Charter permits
  partner, currently holds more than a majority of the      the Board of Directors to classify and issue Preferred
  Units and therefore has the requisite ownership           Shares in one or more series having voting power which
  interest to consent to such matters.                      may differ from that of the Common Shares.

                              AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE CHARTER
------------------------------------------------------------------------------------------------------------------

The Partnership Agreement may be amended through a        Except as described below, amendments to the Charter
  proposal by the general partner or any Limited            must be approved by the Board of Directors and by the
  Partners holding 25% or more of the Units. Such           vote of the holders of at least a majority of the
  proposal, in order to be effective, must be approved      shares entitled to vote thereon. Proposals that would
  by the general partner and by the holders of at least     (i) cause the Company not to qualify as a REIT, or to
  a majority of the outstanding limited partnership         (ii) alter Charter provisions relating to the
  Units. Certain amendments that affect the fundamental     classification or removal of directors, preemptive
  rights of a Limited Partner must be approved by each      rights, indemnification, limitation of liability or
  Limited Partner adversely affected by the amendment.      amendments to the Charter or Bylaws, require the
  Currently, as holder of over 75% of the Units, the        affirmative vote of holders of not less than
  Company has the requisite ownership interest to           two-thirds of the shares entitled to vote thereon.
  approve certain amendments without the consent of
  other Limited Partners. In addition, the general
  partner may, without the consent of the Limited
  Partners, amend the Partnership Agreement as to
  certain limited matters enumerated in the Partnership
  Agreement. See "Description of Units-- Amendment of
  the Partnership Agreement."

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
                                       COMPENSATION, FEES AND DISTRIBUTIONS
------------------------------------------------------------------------------------------------------------------

The Company, as general partner, does not receive any     The officers and directors of the Company receive
  compensation for its services as general partner of       compensation for their services.
  the Operating Partnership. As a partner in the
  Operating Partnership, however, the Company has the
  same right to allocations and distributions as other
  partners of the Operating Partnership. In addition,
  the Operating Partnership is responsible for all
  expenses incurred relating to the Operating
  Partnership's ownership of its assets and the
  operation of the Operating Partnership and reimburses
  the Company, as general partner, for such expenses
  paid by the Company. The employees of the Operating
  Partnership receive compensation for their services.

                                              LIABILITY OF INVESTORS
------------------------------------------------------------------------------------------------------------------

Under the Partnership Agreement and applicable state      The MCGL provides that no shareholder of a corporation
  law, the liability of the Limited Partners for the        will be personally liable for any obligations such
  Operating Partnership's debts and obligations is          corporation. Generally the liability of the
  generally limited to the amount of their investment in    stockholders for the Company's debts and obligations
  the Operating Partnership.                                is limited to the amount of their investment in the
                                                            Company.

                                               NATURE OF INVESTMENT
------------------------------------------------------------------------------------------------------------------

The Units constitute equity interests entitling each      The Common Shares constitute equity interests in the
  Limited Partner to such partner's pro rata share of       Company. The Company is entitled to receive its pro
  cash distributions made to the partners of the            rata share of distributions made by the Operating
  Operating Partnership. The Operating Partnership may      Partnership with respect to the Units it holds, and
  retain and reinvest proceeds of the sale of property      each shareholder will be entitled to its pro rata
  or excess refinancing proceeds in its business.           share of any dividends or distributions paid with
                                                            respect to the Common Shares. The dividends payable to
                                                            the shareholders are not fixed in amount and are only
                                                            paid if, when and as declared by the Board of
                                                            Directors. In order to qualify as a REIT, the Company
                                                            generally must distribute at least 95% of its taxable
                                                            income (excluding capital gains).

                                                    LIQUIDITY
------------------------------------------------------------------------------------------------------------------

Limited Partners may not transfer their Units without     The Exchange Shares will be freely transferable as
  the consent of the general partner and, because no        registered securities under the Securities Act,
  trading market exists for the Units, the Units are        subject to the Ownership Limit Provisions in the
  illiquid. Subject to certain limitations, a Limited       Company's Charter and to prospectus delivery and other
  Partner may assign its economic rights in its Units       requirements for registered securities. The Common
  without the                                               Shares are listed on the NYSE.

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
  Company's consent, but the Company may in its sole and    The breadth and strength of this market will depend,
  absolute discretion, refuse to admit the transferee as    among other things, upon the number of Common Shares
  a substituted Limited Partner. Beginning one year from    outstanding, the Company's financial results and
  the date of acquisition of the Units, each Limited        prospects, the general interest in the Company's
  Partner has the right to cause the Operating              Common Shares and other real estate investments and
  Partnership to redeem its Units for cash or, at the       the Company's dividend yield compared to that of other
  discretion of the Company, for Common Shares.             debt and equity securities.

                                             FEDERAL INCOME TAXATION
------------------------------------------------------------------------------------------------------------------

The Operating Partnership is not subject to Federal       The Company has elected to be taxed as a REIT beginning
  income taxes. Instead, each holder of Units includes      with its fiscal year ended December 31, 1994. So long
  its allocable share of the Operating Partnership's        as it qualifies as a REIT, the Company will be
  taxable income or loss in determining its individual      permitted to deduct distributions paid to its
  federal income tax liability. The maximum federal         shareholders, which effectively will reduce the
  income tax rate for individuals under current law         "double taxation" that typically results when a
  (without taking into account the phase-out of             corporation earns income and distributes that income
  exemptions and other adjustments) is 39.6%.               to its shareholders in the form of dividends. A
                                                            qualified REIT, however, is subject to federal income
                                                            tax on income that is not distributed and also may be
                                                            subject to federal income and excise taxes in certain
                                                            circumstances. The maximum federal income tax rate for
                                                            corporations under current law is 35%, but in certain
                                                            circumstances a REIT is subject to a 100% tax on
                                                            certain kinds of income.

Income and loss from the Operating Partnership generally  Dividends paid by the Company will be treated as
  is subject to the "passive activity" limitations.         "portfolio" income and cannot be offset with losses
  Under the "passive activity" rules, income and loss       from "passive activities." The maximum federal income
  from the Operating Partnership that is considered         tax rate for individuals under current law (without
  "passive income" generally can be offset against          taking into account the phase-out of exemptions and
  income and loss from other investments that constitute    other adjustments) is 39.6%.
  "passive activities" (unless the Operating Partnership
  is considered a "publicly traded partnership," in
  which case income and loss from the Operating
  Partnership can only be offset against other income
  and loss from the Operating Partnership). Income of
  the Operating Partnership, however, attributable to
  dividends from the Management Company or interest paid
  by the Management Company does not qualify as passive
  income and cannot be offset with losses and deductions
  from a "passive activity."

Cash distributions from the Operating Partnership are     Distributions that are designated as capital gain
  not taxable to a holder of Units except to the extent     dividends generally will be taxed as long-term capital
  they exceed such holder's basis in its interest in the    gain, subject to certain limitations. Distributions in
  Operating Partnership (which will                         excess of current or accumulated

                 OPERATING PARTNERSHIP                                            COMPANY
--------------------------------------------------------  --------------------------------------------------------
  include such holder's allocable share of the Operating    earnings and profits will be treated as a non- taxable
  Partnership's nonrecourse debt). Distributions made by    return of basis to the extent of a shareholder's
  the Company to its taxable domestic shareholders out      adjusted basis in its Common Shares, with the excess
  of current or accumulated earnings and profits will be    taxed as capital gain.
  taken into account by them as ordinary income.

Each year, holders of Units will receive a Schedule K-1   Each year, shareholders of the Company will receive a
  tax form containing detailed tax information for          Form 1099 used by REITs to report dividends paid to
  inclusion in preparing their federal income tax           their stockholders.
  returns.

Holders of the Units are required, in some cases, to      Shareholders who are individuals generally will not be
  file state income tax returns and/or pay state income     required to file state income tax returns and/or pay
  taxes in the states in which the Operating Partnership    state income taxes outside of their states of
  owns property, even if they are not residents of those    residence with respect to the Company's operations and
  states.                                                   distributions. The Company may be required to pay
                                                            state income taxes in certain states.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of the material federal income tax considerations regarding the offering of Common Shares pursuant to this Prospectus (the "Offering") is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular Limited Partners and shareholders in light of their personal investment or tax circumstances, or to certain types of Limited Partners and shareholders including insurance companies, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Shareholders"), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "--Taxation of Non-U.S. Shareholders"), which are subject to special treatment under the federal income tax laws.

    EACH LIMITED PARTNER AND/OR PROSPECTIVE PURCHASER OF COMMON SHARES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PROSPECTIVE PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE EXERCISE OF ITS REDEMPTION RIGHTS, AND OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH EXERCISE, PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES OF EXERCISE OF REDEMPTION RIGHT

    TAX TREATMENT OF REDEMPTION OF UNITS. In the event that a Limited Partner exercises its Redemption Right, it is generally anticipated that the Company will exercise its right to acquire the Limited Partner's Units in exchange for Exchange Shares. In that event, such acquisition will treated as a sale of the Unit surrendered and will be fully taxable to the exchanging Limited Partner. Such exchanging Limited Partner will be treated as realizing an amount equal to the value of the Exchange Shares received plus the amount of liabilities allocable to the exchanged Units at the time of the exchange. The difference between the amount realized and the Limited Partner's basis in its Units surrendered gives rise to gain or loss for federal income tax purposes. See "--Character of Gain or Loss," below.

    If the Company does not elect to assume the obligation to acquire a Limited Partner's Units, the Operating Limited Partnership is required to redeem such Units for cash. If the Operating Limited Partnership redeems Units for cash that the Company contributes to the Operating Limited Partnership, the redemption likely would be treated as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the exchanging Limited Partner would be treated as discussed in the immediately preceding paragraph. If, instead, the Operating Partnership chooses to redeem a Limited Partner's Units for cash that is not contributed by the Company, the tax consequences would be the same as described in the previous sentence, except that if the Operating Partnership redeems less than all of a Limited Partner's Units, the transaction would not be treated as a sale of the Units surrendered, and the Limited Partner would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the share of liabilities allocable to the redeemed Units, exceeded the Limited Partner's basis in all such Limited Partner's Units immediately before the redemption.

    The tax liability resulting from gain recognized as a result of the exercise of the Redemption Right could exceed the amount of cash and the value of any Exchange Shares received upon the disposition.

    CHARACTER OF GAIN OR LOSS. Gain or loss recognized upon the exercise of the Redemption Right generally will be capital gain or loss if the surrendered Units were held as a capital asset, and generally will be long-term capital gain or loss if the holding period of the Units (including in certain cases the holding period of interests exchanged for Units) exceeds one year at the time of the sale. However, if any amount realized upon the sale of Units is attributable to a holder's share of "unrealized receivables" (as defined in Section 751 of the Code) of the Operating Partnership, a portion of such gain may be treated as ordinary income. The term "unrealized receivables" includes amounts that would be subject to recapture as ordinary income if the Operating Partnership sold its assets for fair market value at the time of the sale of the Units.

    BASIS IN UNITS SURRENDERED. A Limited Partner's basis in its Units generally will equal such Limited Partner's initial basis in such Units, increased by (a) its share of Operating Partnership taxable and tax-exempt income and (b) its share of increases in nonrecourse liabilities incurred by the Operating Partnership, if any (including the Operating Partnership's share of nonrecourse liabilities of the Financing Partnership), and decreased (but not below zero) by (i) its share of Operating Partnership distributions, (ii) its share of decreases in nonrecourse liabilities of the Operating Partnership (including the Operating Partnership's share of nonrecourse liabilities of the Financing Partnership), (iii) its share of losses of the Operating Partnership, and (iv) its share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital. A Limited Partner surrendering less than all of its Units at one time will allocate a pro rata portion of its aggregate basis in all of its Units to the Units surrendered.

    POTENTIAL APPLICATION OF DISGUISED SALE REGULATIONS TO REDEMPTION OF
UNITS. A redemption of Units issued in the Formation Transactions within two years of the Formation Transactions may cause the original transfer of property to the Operating Partnership in exchange for such Units to be treated as a "disguised sale" of property. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that in the absence of an applicable exception, transfers of money or other consideration between a partnership and a partner that are made within two years of each other are presumed to be a sale unless the facts and circumstances clearly establish that either the transfers do not constitute a sale or an exception to disguised sale treatment applies.

    If the Redemption Right is exercised within two years of the date of consummation of the Formation Transactions, and the Company does not exercise its right to acquire the Units, then it is likely that the Disguised Sale Regulations will apply to the Formation Transactions and the proceeds of the redemption will be treated as part of the disguised sale. In the event the Disguised Sale Regulations were determined to apply with respect to the exercise of a Redemption Right, the exercising Limited Partner would be treated as though it sold property to the Operating Partnership on the date of the consummation of the Formation Transactions and received on such date an obligation of the Operating Partnership to transfer money or other consideration to it. Gain realized as a result of the deemed sale may qualify for installment reporting under Section 453 of the Code, subject to certain limitations.

TAXATION OF THE COMPANY

    GENERAL. The Company has made an election to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with its taxable year ending December 31, 1994. The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

    The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and rules promulgated thereunder, and administrative and judicial interpretations thereof.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) of income that generally results from an investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" (as defined below), including undistributed net capital gains. Second, under certain circumstances the Company may be subject to the "alternative minimum tax" as a consequence of its items of tax preference to the extent that tax exceeds its regular tax. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of default on indebtedness held by the Company) that is held primarily for sale to customers in the ordinary course business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (I.E., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (I.E., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) in which during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

    The Company believes that it has issued sufficient shares to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described in "Description of Capital Stock--Restrictions on Ownership."

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its shares of stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A REIT with 2,000 or more record shareholders must demand statements from record holders of 5% or more of its shares, one with less than 2,000, but more than 200 record shareholders must demand statements from record holders of 1% or more of the shares, while a REIT with 200 or fewer record shareholders must demand statements from record holders of 0.5% or more of the shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A shareholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the assets tests, discussed below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of such items of the Financing Partnership and any other partnership in which the Operating Partnership has a direct or indirect interest) are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of the Operating Partnership and Financing Partnership." The Company controls the Operating Partnership and the Financing Partnership and believes it operates them in a manner consistent with the requirements for qualification as a REIT, although there can be no assurance that the Company will actually operate such partnerships in a manner that will satisfy the REIT provisions of the Code.

    The Company owns an indirect 1% interest as a general partner in the Financing Partnership, which will be held through Evans Withycombe Finance, Inc., a wholly owned subsidiary of the Company that will be organized and operated as a "qualified REIT subsidiary" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of Evans Withycombe Financing, Inc. are treated as assets, liabilities and items of the Company. Evans Withycombe Financing, Inc., therefore, is not subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of Evans Withycombe Financing, Inc. will not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of real property held primarily for sale) for each taxable year must be derived from items of income that qualify under the 75% test, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, gain from the sale or other disposition of stock or securities held for less than one year, gain from certain sales of real property held primarily for sale and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income for each taxable year.

    Rents received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related

Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the Company derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" of the property. The Company does not believe that it (i) charges rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rents property to a Related Party Tenant, (iii) derives rental income attributable to personal property (other personal property leased in connection with the lease of real property, the amount of which is considered under the applicable Treasury Regulations to be less than 15% of the total rent received under the lease), or (iv) performs services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

    As a result of the Operating Partnership's ownership interest in the Management Company, the Management Company does not qualify as an independent contractor from whom the Company derives no revenue. Accordingly, the Operating Partnership hires independent contractors from whom the Company derives no revenue to the extent necessary to qualify its rental income as rents from real property under the gross income tests.

    The Management Company receives fees in exchange for the performance of certain management, development and construction services. Such fees do not accrue to the Company but the Company derives dividends from the Management Company which qualify under the 95% gross income test but not the 75% gross income test. The Company believes that the aggregate amount of any nonqualifying income in any taxable year will not exceed the limits on nonqualifying income under the gross income tests.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if (i) the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches to its return for that year a schedule of the nature and amount of each item of its income, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. However, in the event the Company does not meet these tests, the Company would not be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess nonqualifying income. There are no comparable relief provisions which could mitigate the consequences of a failure to satisfy the 30% gross income test.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of Company's total assets may be represented by securities other than those included in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. In applying these tests, the Company will be deemed to own a proportionate share of any assets owned, directly or indirectly, by the Operating Partnership based on its capital interest in the Operating Partnership and the Operating Partnership's direct or indirect capital interest in any other partnership, including the Financing Partnership.

    The Company believes that it complies with the asset tests. Substantially all of the Company's investments are in the properties owned by the Operating Partnership and Financing Partnership, which should represent qualifying real estate assets. The Company's proportionate share of the Management Company's voting and nonvoting common stock owned by the Operating Partnership also is within the permissible range, since these interests do not exceed a 10% voting interest. In addition, the Company believes that the value of its interests in the stock of the Management Company will be less than the permitted 5% of the total value of the Company's assets.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. "REIT taxable income" for any year means the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property), subject to certain adjustments provided in the REIT provision of the Code. In addition, if the Company disposes of any Built-in Gain Asset during such asset's Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The Company intends to make, and to cause the Operating Partnership and Financing Partnership to make, timely distributions sufficient to satisfy these annual distribution requirements. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular capital gain and ordinary corporate tax rates.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if nondeductible capital expenditures such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange, or to cause the Operating Partnership or Financing Partnership to arrange, for short-term, or possibly long-term, borrowing, to sell assets, or to pay dividends in the form of taxable stock dividends. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements.

    Under certain circumstances, the Company may be able to rectify a failure to meet the above distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, if the Company should fail to distribute each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT taxable income and capital gains on which tax is imposed for any year is treated as an amount distributed during that year for purposes of this excise tax.

FAILURE TO QUALIFY

    If the Company should fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at rates applicable to regular C corporations. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will be treated as tax-free returns of capital to the extent of the shareholder's basis in the shares, and will reduce the adjusted basis of such shares. To the extent distributions in excess of current and accumulated earnings and profits exceed the basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, provided the shares were held as a capital asset, any gain or loss realized on a taxable disposition of shares will be treated as long-term capital gain or loss if the shares have been held for more than twelve months and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company reports to its domestic shareholders and the IRS the amount of dividends paid with respect to each calendar year, and the amount of tax withheld therefrom, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld under the backup withholding rules will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify to their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from the Company should not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "Tax-Exempt Shareholder") provided the Tax-Exempt Shareholder has not held its shares as "debt financed property" within the meaning of Section 514 of the Code and the shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder. Similarly, income from the sale of Common Shares should not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Shareholder has held such Common Shares as a dealer (under Section 512(b)(5)(B) of the Code) or as "debt-financed property."

    For Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by the Company shall be treated as UBTI to certain trusts if the Company is treated as a "pension held REIT." A trust will be subject to this rule if it (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    The Company will be treated as a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "five or fewer" shareholder requirement (discussed above), as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either
(a) at least one such qualified trust holds more than 25% (by value) of the interests in the Company, or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the Company, hold in the aggregate more than 50% (by value) of the interests in the Company.

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax law and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income and other tax laws with regard to an investment in Common Shares, including any reporting requirements.

    DISTRIBUTIONS. Distributions by the Company to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to withholding of United States federal income tax at a 30% rate on the total amount distributed unless an applicable income tax treaty reduces or eliminates that tax. However, dividends that are "effectively connected" with the conduct of a trade or business by the Non-U.S. Shareholder will be subject to tax on a net basis at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such "effectively connected" dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury regulations not currently in effect, however, a Non-U.S. Shareholder who seeks to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. A Non-U.S. Shareholder must file a properly completed and executed IRS Form 4224 with the Company's withholding agent certifying that the investment to which the distribution relates is effectively connected with the conduct of a United States trade or business of such Non-U.S. Shareholder in order to qualify for the exemption from withholding under the effectively connected income exemption discussed above.

    Distributions that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends and that are in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent such distributions in excess of the Company's current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to gain from the sale or exchange of the Common Shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend subject to withholding. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gains dividends (other than those attributable to gain from sales or exchanges by the Company of United States real property interests) generally will not be subject to United States federal income taxation unless (i) the investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances where the sale is attributable to a U.S. office, in which case the nonresident alien individual will be subject a 30% tax on the individual's capital gains.

    Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will be treated as income that is effectively connected with a United States trade or business of the Non-U.S. Shareholder. Non-U.S. Shareholders would thus generally be taxed on such distributions at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder that is not entitled to a treaty exemption or rate reduction. The Company is required to withhold 35% of any such distribution, and the withheld amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability

    SALE OF COMMON SHARES. Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of Common Shares generally will not be subject to United States federal income tax unless (i) the Company is not a "domestically controlled REIT," or (ii) the investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business or
(iii) in the case of
a Non-U.S. Shareholder who is a nonresident alien individual, the individual is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his shares under circumstances where the sale is attributable to a U.S. office. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently believes that it is a domestically controlled REIT. In the circumstances described above in clauses
(i) and (ii), the Non-U.S. Shareholders will generally be subject to the same treatment as domestic shareholders with respect to such gain (subject to a special alternative minimum tax in the case of nonresident alien individuals in the circumstances described above in clause (i) and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax, discussed above). In the circumstances described above in clause (iii), the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the IRS and to each Non-U.S. Shareholder the amount of distributions subject to withholding as described above and the tax withheld with respect to such distributions, regardless of whether withholding is actually required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Shareholder resides under the provisions of an applicable income tax treaty. Additional issues may arise pertaining to information reporting and backup withholding for Non-U.S. Shareholders. Non-U.S. Shareholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND FINANCING PARTNERSHIP

    GENERAL. Substantially all of the Company's investments are held indirectly through the Operating Partnership and the Financing Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes in its income its proportionate share of the foregoing items of the Operating Partnership and the Financing Partnership for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company includes its proportionate share of assets held by the Operating Partnership and the Financing Partnership. See "--Taxation of the Company."

    ENTITY CLASSIFICATION. The Company's interests in the Operating Partnership and the Financing Partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of either the Operating Partnership or the Financing Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or the Financing Partnership is treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income, which would significantly reduce the amount of funds available for distribution to shareholders. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations--Taxation of the Company--Asset Tests" and "--Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "Federal Income Tax Considerations--Taxation of the Company--Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the status of the Operating Partnership or the Financing Partnership for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

    An organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management,
(iii) limited liability and (iv) free transferability of interests. Although the Company believes they will be so treated, the Operating Partnership and the Financing Partnership have not requested, and do not intend to request, rulings from the IRS that they will be treated as partnerships for federal income tax purposes. No assurance can be given that the IRS will not challenge the status of the Operating Partnership or the Financing Partnership as a partnership for federal income tax purposes. If such a challenge were sustained by a court, the Operating Partnership and/or the Financing Partnership could be treated as corporations for federal income tax purposes.

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require partnership allocations to respect the economic arrangement of the partners.

    The Partnership Agreement provides that if the Operating Partnership operates at a net loss, net losses shall be allocated to the Company and the Limited Partners in proportion to their respective percentage interests in the Operating Partnership, provided that net losses that would have the effect of creating a deficit balance in a Limited Partner's capital account (as specifically adjusted for such purpose) ("Excess Losses") will be reallocated to the Company, as general partner of the Operating Partnership. The Partnership Agreement also provides that, if the Operating Partnership operates at a net profit, net income shall be allocated first to the Company to the extent of Excess Losses with respect to which the Company has not previously been allocated net income, and any remaining net income shall be allocated in proportion respective percentage interests of the Company and the Limited Partners.

    If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangements of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the properties contributed to the Operating Partnership) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

    Final and temporary Treasury Regulations under Section 704(c) of the Code were recently issued by the IRS. These regulations provide partnerships with an election to use one of three specific methods of accounting for Book-Tax Differences or any other method that is reasonable. As the general partner of the Operating Partnership, the Company retains the right to determine the method to be used to account for Book-Tax Differences. The Operating Partnership presently uses the method known as the "traditional method" which among other things will limit annual allocations to the Company of depreciation and other deductions to the actual amount of depreciation and other deductions allowable to the Operating Partnership and the Financing Partnership. Therefore, under this method or certain other methods that may be selected by the Operating Partnership for accounting for Book-Tax differences, it is possible that the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly greater taxable income in the event of a sale of such contributed assets, than the economic or book depreciation, deductions or income allocated to it pursuant to the Partnership Agreement. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Annual Distribution Requirements."

    With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property has or will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

    BASIS IN OPERATING PARTNERSHIP INTEREST. The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) cash distributed to the partners of the Operating Partnership, and (c) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Company's share of the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the Company), exceeds the Company's adjusted tax basis of its interests in the Operating Partnership, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the income will constitute long-term capital gain.

    SALE OF THE OPERATING PARTNERSHIP'S PROPERTY. The Company's share of any gain realized by the Operating Partnership or Financing Partnership on the sale of any property held by the Operating Partnership or Financing Partnership as inventory or other property held primarily for sale to customers in the ordinary course of their trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--General." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "--Requirements for Qualification--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and Financing Partnership intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make such occasional sales of its properties as are consistent with their investment objectives.

OTHER TAX CONSEQUENCES

    The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

    The Management Company does not qualify as a REIT, and therefore it is subject to federal, state and local taxes on its income.

                              ERISA CONSIDERATIONS

    The following is intended to be a summary only and is not a substitute for careful planning with a professional. EMPLOYEE BENEFIT PLANS SUBJECT TO ERISA AND THE CODE CONSIDERING PURCHASING THE COMMON SHARES SHOULD CONSULT WITH THEIR OWN TAX OR OTHER APPROPRIATE COUNSEL REGARDING THE APPLICATION OF ERISA AND THE CODE TO THEIR PURCHASE OF THE COMMON SHARES. Plans should also consider the entire discussion under the heading of "Federal Income Tax Considerations," as material contained therein is relevant to any decision by a Plan to purchase the Common Shares.

FIDUCIARY CONSIDERATIONS

    Certain employee benefit plans and individual retirement accounts and individual retirement annuities ("IRAs") (collectively, "Plans") are subject to various provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Before investing in the Common Shares of the Company, a Plan fiduciary should ensure that such investment is in accordance with ERISA's general fiduciary standards. In making such a determination, a Plan fiduciary should ensure that the investment is in accordance with the governing instruments and the overall policy of the Plan, and that the investment will comply with the diversification and composition requirements of ERISA. In addition, provisions of ERISA and the Code prohibit certain transactions in Plan assets that involve persons who have specified relationships with a Plan ("disqualified persons"). The consequences of such prohibited transactions include the imposition of excise taxes, disqualifications of IRAs and other liabilities. A Plan fiduciary should ensure that any investment in the Common Shares will not constitute such a prohibited transaction.

PLAN ASSETS ISSUES

    A prohibited transaction may occur if the assets of the Company are deemed to be assets of the investing Plans and disqualified persons deal with such assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued Regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

    The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as common stock of a REIT. The Regulations provide that the look-through rule does not apply if (i) the equity interest is a "publicly offered security," (ii) the equity interest is a security issued by an investment company registered under the Investment Company Act of 1940, (iii) the equity interest is in an entity that is an operating company or (iv) benefit plan investment in the entity is not "significant."

    Under the Regulations, a "publicly offered security" is a security that is
(i) freely transferable, (ii) part of a class of securities that is widely-held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

    The Company believes that the Common Shares, other than those initially acquired and held by AEW and Copley, meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Common Shares will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Common Shares are held by 100 or more investors and that at least 100 or more of these investors are independent of the Company and of one another. Third, the Common Shares will be both (a) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs and (b) part of a class of securities registered under Section 12 of the Exchange Act. Accordingly, the Company believes that if a Plan purchases the Common Shares, the Company's assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company's assets should not be a Plan fiduciary. For the shares initially acquired by AEW and Copley, the Company, AEW and Copley will be relying on other exceptions, as noted above, to the look-through rule.

    The look-through rule will also apply in determining whether the assets of the Operating Partnership are deemed to be plan assets. The Units are not publicly offered securities. Nevertheless, if the applicable exceptions described above are satisfied, the indirect investment in the Operating Partnership by ERISA Plans or other plans subject to Code Section 4975 through their ownership of the Common Shares should not cause the assets of the Operating Partnership to be considered plan assets of such shareholders.

                              SELLING STOCKHOLDERS

    Those persons who may receive Exchange Shares upon exchange of Units are referred to herein as "Selling Stockholders."

    The following table provides, as of December 10, 1996, the names of and maximum number of Exchange Shares to be owned by each Selling Stockholder. Since the Selling Stockholders may sell all, or some or none of their Exchange Shares, no estimate can be made of the aggregate number of such Exchange Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

    The Exchange Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                         COMMON SHARES/UNITS   UNITS BENEFICIALLY      COMMON SHARES
                                             BENEFICIALLY         OWNED/MAXIMUM        BENEFICIALLY
                                          OWNED PRIOR TO THE   NUMBER OF EXCHANGE   OWNED FOLLOWING THE
NAME                                           OFFERING          SHARES OFFERED         OFFERING(1)
---------------------------------------  --------------------  -------------------  -------------------
Timothy L. Strader.....................           14,863               14,863               --
Anthony M. Vitti.......................           14,856               14,856               --
Legacy Investors-86....................               46                   46               --
McKinley Stoneridge, L.P...............           77,038               77,038               --
Brookfield Development, Inc............           73,582               73,582               --
Phoenix Art Museum.....................            2,300                2,300               --
                                                 -------              -------               ------
    Total:.............................          182,685              182,685               --
                                                 -------              -------               ------
                                                 -------              -------               ------

------------------------

(1) Assumes all Units held by the Selling Stockholders are exchanged for Exchange Shares, and that all such Exchange Shares are resold pursuant to this Prospectus. Also assumes that no transactions with respect to the Common Shares or Units occur other than the transactions registered pursuant to the Registration Statement of which this Prospectus is a part. Under the preceding assumptions, no Selling Stockholder will own more than 1% of the outstanding Common Shares following the Offering.

                              PLAN OF DISTRIBUTION

    This Prospectus relates to (i) the possible issuance by the Company of the Exchange Shares if, and to the extent that, holders of Units tender such Units for redemption, and (ii) the offer and sale from time to time of any Exchange Shares that may be issued to such Limited Partners. The Company has registered the Exchange Shares for sale to provide the holders thereof with freely tradable securities, but registration of such Exchange Shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

    The Company will not receive any proceeds from the offering by the Selling Stockholders or from the issuance of the Exchange Shares to holders of Units upon receiving a notice of redemption (but it may acquire from such holders the Units tendered). The Exchange Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Exchange Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Exchange Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Exchange Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Exchange Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

    At a time a particular offer of Exchange Shares is made by the Selling Stockholders, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions of other terms constituting compensation from the Selling Stockholders and any other required information. The Exchange Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

    In order to comply with the securities laws of certain states, if applicable, the Exchange Shares may be sold by the Selling Stockholders only through registered or licensed brokers or dealers. In addition, in certain states, the Exchange Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

    The Company may from time to time issue up to 182,685 Exchange Shares upon the acquisition of the Units exchanged therefor. The Company will acquire one Unit in exchange for each Exchange Share that the Company may issue to Limited Partners pursuant to a Registration Statement of which this Prospectus is a part. Consequently, with each exchange the Company's interest in the Operating Partnership will increase.

    The securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) transactions in which a broker or dealer acts as principal and resells the securities for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

    There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the securities covered by this Prospectus.

                                 LEGAL MATTERS

    The validity of the Common Shares will be passed upon for the Company by Ballard, Spahr, Andrews & Ingersoll, Baltimore, Maryland.

                                    EXPERTS

    The consolidated financial statements of the Company and Evans Withycombe Residential Group (the predecessor to the Company) in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          1

Incorporation of Certain Information by
  Reference....................................          1

Prospectus Summary.............................          2

Risk Factors...................................          4

Description of Capital Stock...................         14

Description of Units...........................         17

Certain Provisions of Maryland Law and of the
  Company's Charter and Bylaws.................         21

Redemption of Units............................         24

Federal Income Tax Considerations..............         33

ERISA Considerations...........................         45

Selling Stockholders...........................         46

Plan of Distribution...........................         47

Legal Matters..................................         48

Experts........................................         48

                                 182,685 SHARES

                                     [LOGO]

                                EVANS WITHYCOMBE
                               RESIDENTIAL, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------


                                          , 1996


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant.

SEC Registration Fee...............................................  $   1,198
Legal fees and expenses*...........................................     45,000
Accounting fees and expenses*......................................      5,000
Blue sky fees and expenses*........................................      7,500
Miscellaneous expenses*............................................      5,302
                                                                     ---------
    Total:.........................................................  $  64,000
                                                                     ---------
                                                                     ---------

------------------------

*   Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Charter limits the liability of the Company's directors and officers the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

    The Company's Charter and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Charter also permits the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

    The Agreement of Limited Partnership of the Operating Partnership also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Operating Partnership Agreement.

    The Company entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by the MGCL, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

ITEM 16.  EXHIBITS.

    See Exhibit Index attached hereto on page II-5 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities therein thereby and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 16th day of December, 1996.



                                EVANS WITHYCOMBE RESIDENTIAL, INC.

                                By:              /s/ PAUL R. FANNIN
                                     -----------------------------------------
                                                   Paul R. Fannin
                                             SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER




    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Chairman of the Board of
------------------------------    Directors and Chief
       Stephen O. Evans           Executive Officer          December 16, 1996
                                  (Principal Executive
                                  Officer)

              *
------------------------------  President, Chief Operating   December 16, 1996
     F. Keith Withycombe          Officer and Director

      /s/ PAUL R. FANNIN        Senior Vice President and
------------------------------    Chief Financial Officer
        Paul R. Fannin            (Principal Financial and   December 16, 1996
                                  Accounting Officer)

              *
------------------------------  Executive Vice President     December 16, 1996
       Richard G. Berry           and Director

              *
------------------------------  Director                     December 16, 1996
       Joseph F. Azrack

              *
------------------------------  Director                     December 16, 1996
      G. Peter Bidstrup

              *
------------------------------  Director                     December 16, 1996
      Joseph W. O'Connor

              *
------------------------------  Director                     December 16, 1996
     John O. Theobald II




*By:         /s/ PAUL R. FANNIN


    ----------------------------------


              Paul R. Fannin
        SENIOR VICE PRESIDENT AND
         CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                                                   DESCRIPTION
------------  --------------------------------------------------------------------------------------------------------
       4.1    Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit No. 3.1 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

       4.2    Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

       5.1**  Opinion and consent of Ballard Spahr Andrews & Ingersoll regarding the validity of the Common Stock being registered.

      10.1*   Credit Agreement, dated as of September 24, 1996, by and among Evans Withycombe Residential L.P., Bank
              One, Arizona, NA, as administrative agent, and Bank of America National Trust and Savings Association
              and Wells Fargo Bank, National Association, as co-agents.

      23.1**  Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5.1).

      23.2    Consent of Ernst & Young LLP, independent auditors.

      24.1    Power of Attorney.


------------------------


 *  Previously filed.



**  To be filed by amendment.